Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 16, 2019 with respect to the consolidated financial statements of Engineering & Testing Services Corp. and subsidiaries as of October 31, 2017 and for the period from January 1, 2017 to October 31, 2017 included in the Definitive Proxy Statement of Boxwood Merger Corp., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
February 14, 2020